As filed with the Securities and Exchange Commission on February 6, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under the

Securities Act of 1933

AllDigital Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	20-5354797 (I.R.S. Employer Identification No.)

220 Technology Drive, Suite 100,

Irvine, CA 92618

(949) 250-7340
(Address of Principal Executive Offices,

including Zip Code)

AllDigital Holdings, Inc. Amended and Restated 2011 Stock Incentive Plan

(Full title of the plan)

Paul Summers Chief Executive Officer 220 Technology Drive, Suite 100 Irvine, CA 92618 (949) 250-7340 (Name, address and telephone number, including area code, of agent for service)	Copy to: Bryan T. Allen, Esq. Parr Brown Gee & Loveless 185 South State Street, Suite 800 Salt Lake City, Utah 84111 (801) 532-7840

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
AllDigital Holdings, Inc. 2011 Stock Incentive Plan • Common Stock, $0.001 par value	8,500,000	$0.03	$255,000	$30

(1)	This Registration Statement shall also cover any additional shares of Common Stock that become issuable under the 2011 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Common Stock of AllDigital Holdings, Inc.

(2)	Calculated solely for purposes of this offering under Rule 457(h)(1) of the Securities Act of 1933, as amended, this amount is calculated based upon the book value of such securities computed as of December 31, 2011 is $0.03 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by AllDigital Holdings, Inc. (the "Registrant") with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 31, 2011.

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 16, 2011, for the quarter ended June 30, 2011 filed with the SEC on July 26, 2011 (as amended on August 1, 2011, August 1, 2011 and August 2, 2011), and for the quarter ended September 30, 2011 filed with the SEC on November 14, 2011.

(c)	The Registrant’s Current Reports on Form 8-K, filed with the SEC on August 5, 2011, August 25, 2011 (as amended on August 29, 2011), September 9, 2011, October 20, 2011 and October 24, 2011 (as amended on October 27, 2011).

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4. Description of Securities.

Capital Stock

Our authorized capital stock consists of 90,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of Preferred Stock, $0.001 par value.

As of January 31, 2012, there were 25,390,728 shares of common stock outstanding, which were held by approximately 107 holders of record, and no shares of Preferred Stock outstanding. In addition, there were 3,892,274 shares of common stock subject to outstanding warrants to purchase common stock as of such date and 4,450,000 shares of common stock subject to outstanding options to purchase common stock granted under the Registrant’s Amended and Restated 2011 Stock Incentive Plan (the "Plan").

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Common Stock

The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders.  In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any.  Holders of common stock have no cumulative voting rights or no preemptive or other rights to subscribe for shares.  Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available for dividends.  The rights, preferences and privileges of holders of our common stock are subject to any series of Preferred Stock that we may issue in the future, as described below.

Preferred Stock

Our Board of Directors has the authority to issue Preferred Stock in one or more series and to, within the limits set forth by Nevada law and without shareholder action:

•	designate in whole or in part, the powers, preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class;

•	create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the powers, preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

•	alter or revoke the powers, preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or

•	increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the Board of Directors, either before or after the issuance of shares of the series; provided that, the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series.

The issuance of Preferred Stock by our Board of Directors could adversely affect the rights of holders of our common stock.  The potential issuance of Preferred Stock, including the past issuance of the Series A Preferred Stock, may

•	have the effect of delaying or preventing a change in control of the Registrant;

•	discourage bids for the common stock at a premium over the market price of the common stock; and

•	adversely affect the market price of, and the voting and other rights of the holders of our common stock.

Combinations with Interested Stockholders

Sections 78.411 to 78.444 of the Nevada Revised Statutes contain provisions limiting business combinations between “resident domestic corporations” and “interested stockholders.”  These sections provide that the resident domestic corporation and the interested stockholder may not engage in specified business “combinations” for three years following the date the person became an interested stockholder unless the Board of Directors approved, before the person became an interested stockholder, either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

These sections of Nevada corporate law also contain limitations on transactions entered into with the interested stockholder after the expiration of the three-year period following the date the person became an interested stockholder.  Certain exceptions to these restrictions apply if specified criteria suggesting the fairness of a combination are satisfied.  For purposes of these provisions, “resident domestic corporation” means a Nevada corporation that has 200 or more stockholders of record, and “interested stockholder” means any person, other than the resident domestic corporation or its subsidiaries, who is:

•	the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the resident domestic corporation; or

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•	an affiliate or associate of the resident domestic corporation and at any time within three years immediately before the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding shares of the resident domestic corporation.

Business combination for this purpose includes:

•	a merger or plan of share exchange between the resident domestic corporation or a subsidiary and the interested stockholder or, after the merger or exchange, an affiliate;

•	any sale, lease, mortgage or other disposition to the interested stockholder or an affiliate of assets of the corporation having a market value equal to 5% or more of the market value of the assets of the corporation, 5% or more of the outstanding shares of the corporation or 10% or more of the earning power or net income of the corporation;

•	specified transactions that result in the issuance or transfer of capital stock with a market value equal to 5% or more of the aggregate market value of all outstanding shares of capital stock of the corporation to the interested stockholder or an affiliate; and

•	certain other transactions that have the effect of increasing the proportion of the outstanding shares of any class or series of voting shares owned by the interested stockholder.

We have not elected to opt out of these provisions as permitted by Section78.434(5) of the Nevada Revised Statutes. We currently do not have 200 shareholders and, as a result, the Registrant is not a resident domestic corporation; however, if and when the Registrant becomes a resident domestic corporation in the future, the above-described provisions of the Nevada corporate code may limit certain transactions with interested stockholders.

Acquisition of Controlling Interest

Sections 78.378-78.3793 of the Nevada corporate code include “acquisition of controlling interest” provisions.  If applicable to a Nevada corporation, the provisions restrict the voting rights of certain stockholders that acquire or offer to acquire ownership of a “controlling interest” in the outstanding voting stock of an “issuing corporation.”  For purposes of these provisions, a “controlling interest” means, with certain exceptions, the ownership of outstanding voting stock sufficient to enable the acquiring person to exercise one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more, of all voting power in the election of directors, and “issuing corporation” means a Nevada corporation which has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation, and that does business in Nevada directly or through an affiliated corporation.   The restrictions of sections 78.38-78.3793 of the Nevada corporate code do not currently apply to shares of capital stock of the Registrant because the Registrant’s Articles opt out of such provisions; however, were the Articles to be amended to eliminate the opt-out provision, the above-described provisions of the Nevada corporate code would limit certain transactions with persons acquiring a controlling interest.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant's Articles of Incorporation provide that, to the fullest extent permitted by Nevada law, the Registrant shall indemnify our officers and directors against all liabilities and expenses reasonably incurred in connection with any action, suit, or proceeding to which they may be made a party by reason of the fact that they are or were directors or officers of the Registrant.  The Registrant's Articles of Incorporation further provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Registrant as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Registrant.

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The Registrant's Articles of Incorporation also provide that the Registrant may indemnify each director, officer, employee, or agent of the Registrant and their respective heirs, administrators, and executors against all liabilities and expenses reasonably incurred in connection with any action, suit, or proceeding to which such person may be made a party by reason of such person being, or having been, a director, officer, employee, or agent of the Registrant, to the fullest extent permitted by Nevada law.

The Registrant's Bylaws provide that the Registrant shall indemnify any individual made a party to a proceeding because such individual was a director of the Registrant to the fullest extent permitted by Nevada law.

The Registrant's Bylaws also provide that the Registrant may, to the fullest extent permitted by Nevada law, pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding, if:

•	the director furnishes the Registrant a written affirmation of his good faith belief that he has met the standard of conduct described in the Nevada Corporations Code;

•	the director furnishes the Registrant a written undertaking, executed personally or on his behalf, to repay advances if it is ultimately determined that he did not meet the standard of conduct (which undertaking must be an unlimited obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment); and

•	a determination is made that the facts then known to those making the determination would not preclude indemnification under the Nevada Corporations Code.

The Registrant's Bylaws also provide that the Registrant’s board of directors may authorize the Registrant to indemnify and advance expenses to any officer, employee, or agent of the Registrant who is not a director of the Registrant, to the fullest extent permitted by Nevada law.

The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of stockholders or directors or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index following the signature page hereof.

Item 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement to:

(i)           Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the Registration Statement;

(iii)         Include any additional or changed information on the plan of distribution.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

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(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irvine, state of California on this [___] day of February, 2012.

ALLDIGITAL HOLDINGS, INC.

By	/s/ Paul Summers
President and Chief Executive Officer

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ADDITIONAL SIGNATURES AND POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this registration statement appears below hereby constitutes and appoints Paul Summers and John Walpuck, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Paul Summers	Chief Executive Officer and	February 6, 2012
Paul Summers	Chairman of the Board (Principal Executive Officer)

/s/ John Walpuck	Chief Financial Officer and	February 6, 2012
John Walpuck	Chief Operating Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Timothy Napoleon	Vice President of Media Services and	February 6, 2012
Timothy Napoleon	Director

/s/ Stephen Smith	Vice President of Network Services and	February 6, 2012
Stephen Smith	Director

/s/ David Williams	Director	February 6, 2012
David Williams

*To be dated as of the filing date.

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ALLDIGITAL HOLDINGS, INC.

EXHIBIT INDEX

Exhibit Number	Title of Document	Location
4.1	Articles of Incorporation, as amended	Exhibit to Current Report on Form 8-K filed with the SEC on August 25, 2011*

4.2	Bylaws	Exhibit to Registration Statement on Form SB-2 filed with the SEC on March 30, 2007*

4.3	Amended and Restated 2011 Stock Incentive Plan	Filed herewith.

4.4	Form of Nonstatutory Stock Option Agreement	Exhibit to Current Report on Form 8-K filed with the SEC on August 5, 2011*

5	Opinion of Parr Brown Gee & Loveless	Filed herewith

23.1	Consent of Seale and Beers, CPAs	Filed herewith

23.2	Consent of Rose, Snyder & Jacobs, a corporation of Certified Public Accountants	Filed herewith

23.3	Consent of Parr Brown Gee & Loveless	Filed herewith (included in Exhibit No. 5)

24	Powers of Attorney	Included on Page 8 hereof

_________________________________

* Incorporated by reference.

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